                                                                    EXHIBIT 10.1

                           FIRST AMENDED AND RESTATED
                                CREDIT AGREEMENT

        THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (the "Agreement") is entered into as of February 1, 2005, by and between WESTCOAST HOSPITALITY CORPORATION, a Washington corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

        A. Borrower and Bank are party to a Credit Agreement dated as of October 24, 2003 (as amended to the date hereof, the "Existing Credit Agreement"), pursuant to which Bank has provided Borrower with a line of credit in the maximum principal amount of Seven Million Dollars ($7,000,000.00) (the "Existing Facility").

        B. Borrower and Bank wish to amend and restate the Existing Credit Agreement to, among other things, restructure the Existing Facility and to increase Bank's overall commitments to Borrower.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Existing Credit Agreement shall be amended and restated as of the date hereof to read in its entirety as follows:

                                    ARTICLE I
                                  CREDIT TERMS

         SECTION 1.1.  LINE OF CREDIT A.

        (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including January 3, 2007, not to exceed at any time the aggregate principal amount of Four Million Dollars ($4,000,000.00) ("Line of Credit A"), the proceeds of which shall be used first, to repay the outstanding principal balance of the Existing Facility and second, for working capital purposes. Borrower's obligation to repay advances under Line of Credit A shall be evidenced by a promissory note dated as of February 1, 2005 ("Line of Credit A Note"), all terms of which are incorporated herein by this reference.

        (b) Borrowing and Repayment. Borrower may from time to time during the term of Line of Credit A borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit A Note; provided, however, that the total outstanding borrowings under Line of Credit A shall not at any time exceed the maximum principal amount available thereunder, as set forth above. Notwithstanding the foregoing, however: the outstanding principal balance of Line of Credit A shall not at any time exceed the lesser of: (i) fifty-five percent (55%) of the value of the Line of Credit A Real Property Collateral (as defined in Section 1.5 hereof), as determined by Bank after receipt and review of appraisals prepared by independent appraiser(s) utilizing methodology satisfactory to Bank in its discretion; or (ii) subject to the provisions of
Section 4.9 (e) hereof, the principal amount required to maintain the Line of Credit A Collateral Debt Service Ratio at not less than 1.35 to 1.00.


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        (c) Letter of Credit Subfeature. As a subfeature under the Line of
Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower to finance Borrower's working capital requirements (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Hundred Thousand Dollars ($500,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided, however, that no Letter of Credit shall have an expiration date subsequent to December 31, 2006. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

        (d) Request for Replacement or Release of Real Property Collateral. At any time during the term of Line of Credit A, so long as no Event of Default exists, Borrower may request that Bank release certain Line of Credit A Real Property Collateral and/or replace certain Line of Credit A Real Property Collateral with other real property held by Borrower or its subsidiaries or affiliates. Such request shall be in writing and shall be delivered to Bank in accordance with the provisions of Section 7.2 hereof. Bank agrees to timely consider such request upon receipt, however, any determination to release and/or replace any Line of Credit A Real Property Collateral shall be made in Bank's sole and absolute discretion based upon such appraisals and other information as Bank may deem appropriate to review. The inclusion of this Section 1.1(d) shall in no way be deemed a commitment by Bank to honor all or any part of Borrower's request.

        SECTION 1.2.  LINE OF CREDIT B.

        (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 30, 2006, not to exceed at any time the aggregate principal amount of Sixteen Million Dollars ($16,000,000.00), or such lesser amount as shall from time to time be available ("Line of Credit B"), the proceeds of which shall be used first, to repay the outstanding principal balance of the Existing Facility, and second, for working capital purposes. Borrower's obligation to repay advances under Line of Credit B shall be evidenced by a promissory note dated as of February 1, 2005 ("Line of Credit B Note"), all terms of which are incorporated herein by this reference.

        (b) Reductions in Commitment. Notwithstanding the maximum principal amount for Line of Credit B set forth in Section 1.2 (a) above, the maximum principal amount available under Line of Credit B shall be reduced automatically and without further notice on the first business day following the payment by Borrower to Bank of a Release Price in accordance with the terms of Section 1.6 hereof, by an amount equal to such Release Price.


                                      -2-
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        (c) Borrowing and Repayment. Borrower may from time to time during the term of Line of Credit B borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit B Note; provided, however, that the total outstanding borrowings under Line of Credit B shall not at any time exceed the maximum principal amount available thereunder, as set forth in Sections 1.2 (a) and 1.2 (b) above. Notwithstanding the foregoing, however; the outstanding principal balance of Line of Credit B plus, so long as the Kalispell Outlaw Hotel is a part of the Line of Credit B Real Property Collateral, the Outlaw Senior Debt, shall not at any time exceed the lesser of: (i) the aggregate of sixty-five percent (65%) of the value of the Yakima Gateway Hotel plus forty-five percent (45%) of the value of all other Line of Credit B Real Property Collateral, both as determined by Bank after receipt and review of appraisals prepared by independent appraiser(s) utilizing methodology satisfactory to Bank in its discretion); or (ii) commencing December 31, 2005, subject to the provisions of Section 4.9 (f) hereof, the amount required to maintain Line of Credit B Collateral Debt Service Ratio at not less than 1.35 to
1.00. As used herein, the terms "Kalispell Outlaw Hotel", "Outlaw Senior Debt," "Yakima Gateway Hotel" and "Line of Credit B Real Property Collateral" shall have the meanings ascribed to them in Section 1.5 hereof.

        (d) Reappraisal; Remargining. Borrower agrees that beginning December 31, 2005, Bank shall have the option, at Borrower's cost, to require a new appraisal of all of the Line of Credit B Real Property Collateral, which appraisals shall be issued by an appraiser or appraisers acceptable to Bank and shall be in form, substance and reflecting values satisfactory to Bank, in its discretion. If any such new appraisals reflect a Loan to Value Ratio greater than the aggregate of 65% for the Yakima Gateway Hotel plus 45% for all other Line of Credit B Real Property Collateral, then Borrower shall either:

        (i) within 30 calendar days following written demand from Bank, prepay the outstanding principal balance of Line of Credit Note B in an amount sufficient to meet said Loan to Value Ratio; or

        (ii) pledge such additional real property collateral to Bank of a type and pursuant to documentation in form and substance satisfactory to Bank, as Bank shall require to provide collateral support for Line of Credit B that, in Bank's determination, is substantially equivalent to said Loan to Value Ratio.

For purposes hereof, the term "Loan to Value Ratio" shall mean, as of any date of determination, the sum of the outstanding principal balance of the Line of Credit B Note plus, so long as the Kalispell Outlaw Hotel is a part of the Line of Credit B Real Property Collateral, the Outlaw Senior Debt divided by the sum of the updated appraised values of the Line of Credit B Real Property Collateral.

        SECTION 1.3.         INTEREST/FEES.

        (a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

        (b) Prime Rate. The term "Prime Rate" shall mean at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective


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rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank.

        (c) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

        (d) Commitment Fees. Borrower shall pay the following non-refundable commitment fees to Bank: (i) an annual fee for Line of Credit A equal to Five Thousand Dollars ($5,000.00), payable upon execution of this Agreement and each January 1 thereafter; and (ii) a fee for Line of Credit B equal to Fifty-six Thousand Six Hundred Sixty-six Dollars ($56,666.00), payable upon execution of this Agreement.

         (e) Unused Commitment Fee. Borrower shall pay to Bank at the end of each calendar month an unused commitment fee equal to four tenths of one percent (.40%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of Line of Credit A, which shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower within ten (10) days after each billing is sent by Bank.

         (f) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

        SECTION 1.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower's deposit account number 4050003334 with Bank for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

        SECTION 1.5. COLLATERAL. As security for all indebtedness of Borrower to Bank under Line of Credit A, Borrower shall cause WestCoast Hospitality Limited Partnership (the "Partnership") to grant to Bank a security interest of first priority in Borrower's Line of Credit A Real Property Collateral (as defined below) and all products, profits, rents and proceeds of such Line of Credit A Real Property Collateral.

        As security for all indebtedness of Borrower to Bank under Line of Credit B, Borrower shall cause the Partnership, Red Lion Hotels, Inc. ("RL Hotels, Inc.") and Red Lion Properties, Inc. ("RL Properties, Inc.") to grant to Bank a security interest of first priority in their Line of Credit B Real Property Collateral (as defined below, and with the sole exception of the Kalispell Outlaw Hotel, which shall be a security interest second only in priority to the lien of U. S. Bank on the Kalispell Outlaw Hotel to secure debts of the Partnership to U. S. Bank (collectively, the "Outlaw Senior Debt")) and all products, profits, rents and proceeds of such Line of Credit B Real Property Collateral.

        As security for all indebtedness of Borrower to Bank under Line of Credit A and Line of Credit B, Borrower hereby grants to Bank a security interest in all of Borrower's personal property and the proceeds thereof, including, but not limited to, accounts receivable, notes


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receivable, chattel paper (including electronic chattel paper), deposit accounts, documents, equipment, financial assets, general intangibles (including payment intangibles), goods, health-care insurance receivables, instruments, inventory, investment property, letter of credit rights, supporting obligations, trademarks and vehicles. As security for all indebtedness of Borrower to Bank under Line of Credit A and Line of Credit B, Borrower shall cause the Partnership, RL Hotels, Inc., RL Properties, Inc., WestCoast Hotels, Inc. ("WC Hotels, Inc.") and Ticketswest.com, Inc. ("TW, Inc.") each to grant to Bank a security interest of first priority in all of their personal property and the proceeds thereof, including, but not limited to, accounts receivable, chattel paper (including electronic chattel paper), deposit accounts, documents, equipment, financial assets, general intangibles (including payment intangibles), goods, health-care insurance receivables, instruments, inventory, investment property, letter of credit rights, supporting obligations, trademarks and vehicles.

        As used herein, "Line of Credit A Real Property Collateral" shall mean, collectively: (a) that certain real property owned by the Partnership and located at 414 E. First, Post Falls, Idaho ("Templin's Red Lion Inn"); (b) that certain real property owned by the Partnership and located at 1555 Pocatello Creek Road, Pocatello, Idaho ("Pocatello Red Lion Inn") and (c) any property approved by Bank to replace any of the foregoing under Section 1.1(d) hereof.

        As used herein, "Line of Credit B Real Property Collateral" shall mean, collectively: (a) that certain real property owned by RL Hotels, Inc. located at 521 W. Wishkah Street, Aberdeen, Washington ("Aberdeen Red Lion Inn"); (b) that certain real property owned by RL Hotels, Inc. and located at 612 South Sixth Street, Klamath Falls, Oregon ("Klamath Red Lion Inn"); (c) that certain real property owned by RL Properties, Inc. and located at 1330 US Highway 2 West, Kalispell, Montana ("Kalispell Red Lion Inn"); (d) that certain real property owned by the Partnership and located at 9 North Ninth Street, Yakima, Washington ("Yakima Gateway Hotel"); (e) that certain real property owned by the Partnership and located at 1701 Highway 93 South, Kalispell, Montana ("Kalispell Outlaw Hotel"); (f) that certain real property owned by RL Hotels, Inc. and located at 849 N.E. Third Street, Bend, Oregon (the "Bend Red Lion Inn"); (g) that certain real property owned by the Partnership and located at 515 W. Sprague Avenue, Spokane, Washington (the "Spokane Ridpath Hotel"); (h) that certain real property leased by the Partnership and located at 3500 N.E. Cornell Road, Hillsboro, Oregon (the "Hillsboro Red Lion Inn"), if Borrower requests that the Hillsboro Red Lion Inn become Line of Credit B Real Property Collateral; and (i) any property approved by Bank to be added as collateral pursuant to the provisions of Section 1.2 (c) hereof. The Line of Credit A Real Property Collateral and the Line of Credit B Real Property Collateral shall be collectively referred to herein as the "Real Property Collateral."

        All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

        SECTION 1.6.  PARTIAL RELEASE OF LINE OF CREDIT B REAL PROPERTY
COLLATERAL.

        Borrower and the other WestCoast Entities (as such term is defined in Section 2.4 hereof) may from time to time during the term of this Agreement wish to sell certain of the Line of Credit B Real Property Collateral. In connection with such sale, Bank shall release its lien on any


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given Line of Credit B Real Property Collateral, subject to satisfaction of all of the following conditions, as determined by Bank:

        (a) No Event of Default, and no condition or event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, shall exist or shall have occurred and be continuing hereunder or under any of the other Loan Documents (as such term is defined in Section 2.2 hereof).

        (b) Borrower shall have delivered to Bank a copy of the purchase and sale agreement for each Line of Credit B Real Property Collateral to be sold.

        (c) Borrower shall have paid to Bank a Release Price (as defined below) for each Line of Credit B Real Property Collateral subject to sale, which Release Price shall be applied by Bank to reduce the principal balance outstanding under Line of Credit B. As used herein, "Release Price" shall mean the following for each of the Line of Credit B Real Property Collateral, each of which shall be subject to reappraisal in accordance with the terms and conditions of this Agreement:

               Kalispell Red Lion Inn                    $  495,000.00*
               Klamath Red Lion Inn                      $  990,000.00*
               Aberdeen Red Lion Inn                     $  990,000.00*
               Spokane Ridpath Hotel                     $6,165,000.00
               Kalispell Outlaw Hotel                    $1,800,000.00
               Hillsboro Red Lion Inn                    $  720,000.00
               Bend Red Lion Inn                         $  990,000.00
               Yakima Gateway Hotel                      $4,030,000.00

----------
* Value is subject to validation by Bank's internal real estate appraisal department.

        (d) Bank shall have been issued such endorsements to its policies of title insurance as Bank may require, in form and substance satisfactory to Bank.

        SECTION 1.7. GUARANTIES. All indebtedness of Borrower to Bank hereunder shall be guaranteed jointly and severally by the Partnership, WC Hotels, Inc., TW, Inc., RL Hotels, Inc., and RL Properties, Inc., as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

        SECTION 1.8. SUBORDINATION OF DEBT. All obligations of the WestCoast Entities for the Trust Preferred Offering shall at all times be subordinate in right of repayment to all obligations of the WestCoast Entities to Bank. As used herein, "Trust Preferred Offering" shall mean that certain issuance of trust preferred securities by Borrower through WestCoast Hospitality Capital Trust in the aggregate amount of $46,000,000.00, all terms of which have been publicly disclosed by Borrower in writing prior to the date hereof.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

        Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue


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in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

        SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Washington, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

        SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

        SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

        SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any subsidiaries or affiliates of Borrower shown as consolidated with Borrower on Borrower's financial statements (Borrower, together with such subsidiaries or affiliates, shall be referred to individually herein as a "WestCoast Entity" and collectively herein as the "WestCoast Entities") other than those disclosed by Borrower to Bank in writing prior to the date hereof.

        SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The consolidated financial statement of the WestCoast Entities, dated September 30, 2004, a true copy of which has been delivered by Borrower to Bank prior to the date hereof,
(a) is complete and correct and presents fairly the financial condition of the WestCoast Entities, (b) discloses all liabilities of the WestCoast Entities that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of the WestCoast Entities, nor have any of the WestCoast Entities mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise disclosed to and permitted by Bank in writing.

        SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, nor any knowledge of any pending adjustments of income tax payable by any other WestCoast Entity with respect to any year.

        SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the

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subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

        SECTION 2.8. PERMITS, FRANCHISES. Borrower and each of the other WestCoast Entities possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

        SECTION 2.9. ERISA. Borrower and each of the other WestCoast Entities is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower nor any of the other WestCoast Entities has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or such other WestCoast Entity (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any other WestCoast Entity; Borrower and each WestCoast Entity has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

        SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and each of the other WestCoast Entities is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's or such WestCoast Entity's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any other WestCoast Entity is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

        SECTION 2.12. REAL PROPERTY COLLATERAL. Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to the Real Property
Collateral:

        (a) All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

        (b) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any Real Property Collateral and which are or may be prior to or equal to the lien thereon in favor of Bank.

        (c) None of the improvements which were included for purpose of determining the appraised value of any of the Real Property Collateral lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such Real Property Collateral.

        (d) There is no pending, or to the best of Borrower's knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any of the Real Property Collateral, and all such Real Property Collateral is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

                                   ARTICLE III
                                   CONDITIONS

        SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF LINE OF CREDIT A. The obligation of Bank to extend credit under Line of Credit A is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

        (a) Approval of Bank Counsel. All legal matters incidental to the extension of Line of Credit A by Bank shall be satisfactory to Bank's counsel.

        (b) Loan and Security Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

   (i)  This Agreement and the Line of Credit A Note.
  (ii)  Security Agreement.
 (iii)  Third Party Security Agreements (5).
  (iv)  Continuing Guaranties (5).
   (v)  Corporate Resolution: Borrowing and Certificate of Incumbency for
        Borrower.
  (vi)  Corporate Resolution: Continuing Guaranty (4).
 (vii)  Corporate Resolution: Third Party Collateral (4).
(viii)  Certificates of Incumbency (4).
  (ix) Partnership, Joint Venture or Association Certificate: Third Party Collateral.
   (x)  Partnership, Joint Venture or Association Certificate: Guaranty.
  (xi) Such other documents as Bank may require under any other Section of this Agreement.

        (c) Real Property Documentation. Bank shall have received, in form and substance satisfactory to Bank, two Modifications to Deed of Trust pertaining to the Line of Credit A Real Property Collateral, duly executed.

        (d) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any other WestCoast Entity, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such WestCoast Entity.

        (e) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all real and personal property collateral required under
Section 1.5 hereof, in form,
substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including, without limitation, policies of fire and extended coverage insurance covering all Line of Credit A Real Property Collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.

        (f) Appraisals. Bank has obtained, at Borrower's cost, appraisals of the Line of Credit A Real Property Collateral and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank. The appraisals show values for the following properties comprising the Line of Credit A Real Property Collateral as set forth below:

         Templin's Red Lion Inn                           $  6,000,000.00
         Pocatello Red Lion Inn                           $  2,100,000.00*

----------
* Value is subject to validation by Bank's internal real estate appraisal department.

        (g) Title Insurance. Bank shall have received an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall require, insuring Bank's lien on the Line of Credit A Real Property Collateral to be of the priority set forth in Section 1.5 hereof, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower.

        (h) Payment of Taxes. Borrower shall have delivered to Bank all evidence required by Bank to establish the current payment in full of all real property taxes relating to the Line of Credit A Real Property Collateral, and, if required by Bank, evidence that Borrower has established adequate means for payment of future real property taxes relating to the Line of Credit A Real Property Collateral, including, without limitation, tax service contracts.

        (i) Environmental Reports. Bank shall have obtained, at Borrower's cost, environmental reports relating to the Line of Credit A Real Property Collateral required by Bank, issued by consultants acceptable to Bank and in form and substance satisfactory to Bank.

        (j) Partial Funding. Notwithstanding any provision to the contrary in this Section 3.1, Bank shall extend credit to Borrower under Line of Credit A with respect to any of the Line of Credit A Real Property Collateral, subject to all of the limitations contained in Section 1.1 hereof, provided that all conditions set forth in Sections 3.1 (a), 3.1 (b), and 3.1 (e) have been fulfilled to Bank's satisfaction and all conditions set forth in Sections 3.1
(c), 3.1 (e), 3.1 (f), 3.1 (g), 3.1 (h) and 3.1 (i) have been fulfilled to
Bank's satisfaction with respect to such Line of Credit A Real Property Collateral.

        SECTION 3.2. CONDITIONS OF INITIAL EXTENSION OF LINE OF CREDIT B. The obligation of Bank to extend credit under Line of Credit B is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

        (a) Approval of Bank Counsel. All legal matters incidental to the extension of Line of Credit B by Bank shall be satisfactory to Bank's counsel.

        (b) Loan and Security Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

        (i)    This Agreement and the Line of Credit B Note.
        (ii)   Security Agreement.
        (iii)  Third Party Security Agreements (5).
        (iv)   Continuing Guaranties (5).
        (v) Corporate Resolution: Borrowing and Certificate of Incumbency for Borrower.
        (vi)   Corporate Resolution: Continuing Guaranty (4).
        (vii)  Corporate Resolution: Third Party Collateral (4).
        (viii) Certificates of Incumbency (4).
        (ix) Partnership, Joint Venture or Association Certificate: Third Party Collateral.
        (x)    Partnership, Joint Venture or Association Certificate: Guaranty.
        (xi) Such other documents as Bank may require under any other Section of this Agreement.

        (c) Real Property Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following documents pertaining to the Line of Credit B Real Property Collateral, duly executed:

        (i)    Deeds of Trust (5).
        (ii)   Modifications to Deed of Trust (3).
        (iii)  Consent by Lessor of Real Property.

        (d) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any other WestCoast Entity, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such WestCoast Entity.

        (e) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all real and personal property collateral required under
Section 1.5 hereof, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including, without limitation, policies of fire and extended coverage insurance covering all Line of Credit B Real Property Collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.

        (f) Appraisals. Bank has obtained, at Borrower's cost, appraisals of the Line of Credit B Real Property Collateral and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank. The appraisals show values for the following properties comprising the Line of Credit B Real Property Collateral as set forth below:

               Kalispell Red Lion Inn                    $ 1,100,000.00*
               Klamath Red Lion Inn                      $ 2,200,000.00*
               Aberdeen Red Lion Inn                     $ 2,200,000.00*
               Spokane Ridpath Hotel                     $13,700,000.00
               Kalispell Outlaw Hotel                    $ 4,000,000.00
               Hillsboro Red Lion Inn                    $ 1,600,000.00

               Bend Red Lion Inn                         $ 2,200,000.00
               Yakima Gateway Hotel                      $ 6,200,000.00


----------
* Value is subject to validation by Bank's internal real estate appraisal department.

        (g) Title Insurance. Bank shall have received an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall require, insuring Bank's lien on the Line of Credit B Real Property Collateral to be of the priority set forth in Section 1.5 hereof, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower.

        (h) Payment of Taxes. Borrower shall have delivered to Bank all evidence required by Bank to establish the current payment in full of all real property taxes relating to the Line of Credit B Real Property Collateral, and, if required by Bank, evidence that Borrower has established adequate means for payment of future real property taxes relating to the Line of Credit B Real Property Collateral, including, without limitation, tax service contracts.

        (i) Environmental Reports. Bank shall have obtained, at Borrower's cost, environmental reports relating to the Line of Credit B Real Property Collateral required by Bank, issued by consultants acceptable to Bank and in form and substance satisfactory to Bank.

        (j) Certification of Outlaw Senior Debt. Borrower shall have delivered to Bank a statement of the Outlaw Senior Debt as of the date hereof, including, without limitation, all principal, interest, fees and other charges, in form and substance satisfactory to Bank and certified by the President or Chief Financial Officer of Borrower as accurate.

        (k) Partial Funding. Notwithstanding any provision to the contrary in this Section 3.2, Bank shall extend credit to Borrower under Line of Credit B with respect to any of the Line of Credit B Real Property Collateral, subject to all of the limitations contained in Section 1.2 hereof, provided that all conditions set forth in Sections 3.2 (a), 3.2 (b), and 3.2 (e) have been fulfilled to Bank's satisfaction and all conditions set forth in Sections 3.2
(c), 3.2 (e), 3.2 (f), 3.2 (g), 3.2 (h), 3.2 (i) and 3.2 (k) have been fulfilled to Bank's satisfaction with respect to such Line of Credit B Real Property Collateral.

        SECTION 3.3. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

        (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

        (b) Documentation. Bank shall have received all additional documents which it may reasonably require in connection with such extension of credit.

                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

      Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

      SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and unless as otherwise provided herein, immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto exceeds any limitation on borrowings applicable thereto.

      SECTION 4.2. ACCOUNTING RECORDS. Maintain, and cause each of the WestCoast Entities to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the Real Property Collateral and any other property securing the obligations hereunder.

      SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

      (a) not later than 90 days after and as of the end of each fiscal year, a consolidated audited financial statement of the WestCoast Entities, prepared by a certified public accountant acceptable to Bank, to include a Balance Sheet, an Income Statement, a Statement of Cash Flow, an Auditor's Report and all supporting schedules and footnotes; provided that for purposes of this Section 4.3, and as of the date of this Agreement, Bank has approved BDO Seidman, LLP as a certified public accountant acceptable to Bank, but reserves the right to require a change in such certified public accountant should circumstances so warrant;

      (b) not later than 45 days after and as of the end of each of the first, second and third calendar quarters, a consolidated financial statement of the WestCoast Entities, prepared by Borrower, to include a Balance Sheet, an Income Statement, and a Statement of Cash Flow;

      (c) contemporaneously with each annual and quarterly financial statement of the WestCoast Entities required hereby, a certificate of compliance certified by a senior financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

      (d) not later than 45 days after and as of the end of each calendar quarter for such quarter and for the four quarters then ended, an operating statement for each parcel of Real Property Collateral, prepared by Borrower;

      (e) from time to time such other information as Bank may reasonably request, including, without limitation: (i) copies of rent rolls and other information with respect to the Real Property Collateral; (ii) copies of all financial statements and reports that the Borrower sends to its shareholders; and (iii) copies of all financial statements and regular, periodical or special reports

(including Forms 10-K, 10-Q and 8-K) that any WestCoast Entity may make to or file with the Securities Exchange Commission.

      SECTION 4.4. COMPLIANCE. Preserve and maintain, and cause all other WestCoast Entities to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its respective business; and comply, and cause all other WestCoast Entities to comply, with the provisions of all documents pursuant to which such entity is organized and/or which govern such entity's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to such entity and/or its business.

      SECTION 4.5. INSURANCE. Maintain and keep in force, and cause all other WestCoast Entities to maintain and keep in force, insurance of the types and in amounts customarily carried in lines of business similar to that of such entity, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

      SECTION 4.6. FACILITIES. Keep, and cause all other WestCoast Entities to keep, all properties useful or necessary to such entity's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

      SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due, and cause all other WestCoast Entities to pay and discharge when due, any and all indebtedness, obligations, assessments and taxes, both real or personal, including, without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or such WestCoast Entity may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or such WestCoast Entity has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower or such WestCoast Entity is obligated to make such payment.

      SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any other WestCoast Entity with a claim in excess of $2,000,000.00 if not fully covered by insurance, and in excess of $10,000,000.00 if fully covered by insurance.

      SECTION 4.9. FINANCIAL CONDITION. Maintain the financial condition of the WestCoast Entities as follows, using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with the consolidated financial statements of the WestCoast Entities for the period ending December 31, 2004:

      (a) Tangible Net Worth. Tangible Net Worth not at any time less than $115,000,000.00, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt (including the Trust Preferred Offering), less any intangible assets.

      (b) Total Liabilities to Tangible Net Worth Ratio. Total Liabilities divided by Tangible Net Worth not at any time greater than 2.00 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

      (c) Funded Debt to EBITDA Ratio. Funded Debt divided by EBITDA not greater than (i) 5.75 to 1.00 as of December 31, 2005 and at the end of each fiscal quarter thereafter through September 30, 2006 for the four fiscal quarters then ended and (ii) 5.00 to 1.00 as of the end of the fiscal quarter ending December 31, 2006 and at the end of each fiscal quarter thereafter, for the four fiscal quarters then ended. As used herein, "EBITDA" shall be defined as net profit before tax, less gains on asset sales, plus losses on asset sales, plus interest expense (net of capitalized interest), plus depreciation and amortization expense, plus non-capitalized conversion and rebranding expense, plus other non-cash expenses, less other non-cash income. In the event of an acquisition, the EBITDA shall include the most recent four-quarter EBITDA (as defined herein) of the acquired property. As used herein, "Funded Debt" shall be defined as the sum of all obligations for borrowed money (excluding the Trust Preferred Offering plus all capital lease obligations of the WestCoast Entities.

      (d) EBITDA Coverage Ratio. EBITDA divided by Debt Service not less than
(i) 1.20 to 1.00 as of December 31, 2004 and at the end of each fiscal quarter thereafter through June 30, 2005 for the four fiscal quarters then ended and
(ii) 1.25 to 1.00 as of the end of the fiscal quarter ending September 30, 2005 and at the end of each fiscal quarter thereafter, for the four fiscal quarters then ended. As used herein, "Debt Service" shall be defined as total interest expense and dividends on preferred stock for the most recent four quarters ended, plus the current maturity of long-term debt ("CMLTD") which shall be based on the CMLTD (including subordinated debt and capital leases but excluding indebtedness outstanding under Line of Credit A and Line of Credit B) within the Balance Sheet dated 12-months prior to the most recent quarter ended, less that portion of balloon payments within CMLTD that exceeds normally scheduled payments. In the event of an acquisition, Debt Service shall include the Debt Service (as defined herein) of the acquired property.

      (e) Line of Credit A Collateral Debt Service Ratio. Line of Credit A Collateral Debt Service Ratio not less than 1.35 to 1.00, determined at each fiscal quarter end for the four fiscal quarters then ended, defined as EBITDA contributed by Line of Credit A Real Property Collateral divided by 10% of the outstanding aggregate principal balance of Line of Credit A. Notwithstanding the foregoing, however, Borrower shall not be in violation of this Section 4.9 (e) if, within forty-five (45) days following the end of any fiscal quarter for which the Line of Credit A Collateral Debt Service Ratio is less than 1.35 to 1.00, Borrower prepays the outstanding principal balance of Line of Credit A in an amount sufficient to bring the Line of Credit A Collateral Debt Service Ratio to not less than 1.35 to 1.00.

      (f) Line of Credit B Collateral Debt Service Ratio. Commencing December 31, 2005, Line of Credit B Collateral Debt Service Ratio not less than 1.35 to 1.00, determined at each fiscal quarter end for the four fiscal quarters then ended, defined as EBITDA contributed by Line of Credit B Real Property Collateral divided by 10% of the outstanding aggregate principal balance of Line of Credit B. Notwithstanding the foregoing, however, Borrower shall not be in violation of this Section 4.9 (f) if, within forty-five (45) days following the end of any fiscal quarter for which the Line of Credit B Collateral Debt Service Ratio is less than 1.35 to 1.00, Borrower prepays the outstanding principal balance of Line of Credit B in an amount sufficient to bring the Line of Credit B Collateral Debt Service Ratio to not less than 1.35 to 1.00.

      SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of

Default; (b) any change in the name or the organizational structure of Borrower or any other WestCoast Entity; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any other WestCoast Entity is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's or any other West Coast Entity's property.

      SECTION 4.11. PRIMARY DEPOSITORY RELATIONSHIPS. It is the intention of the WestCoast Entities to maintain their primary depository relationships with Bank, provided that such depository banking relationships are subject to reasonable and customary terms and conditions for relationships of that type.


                                    ARTICLE V
                               NEGATIVE COVENANTS

      Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

      SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or for acquisitions.

      SECTION 5.2. INVESTMENTS/CAPITAL EXPENDITURES. Make any investments in or acquisitions of new properties (either directly or indirectly through ownership interests in any corporation, partnership, limited liability company or other entity making such investment), nor permit any other WestCoast Entity to make any investments in or acquisitions of new properties (either directly or indirectly through ownership interests in any corporation, partnership, limited liability company or other entity making such investment), in excess of: (a) $8,000,000.00 in the aggregate for all WestCoast Entities combined during any fiscal year in which Bank remains committed to extend credit to Borrower under Line of Credit B; and (b) $15,000,000.00 in the aggregate for all WestCoast Entities combined during any fiscal year in which Bank is not committed to extend credit to Borrower under Line of Credit B.

      SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist, or permit any other WestCoast Entity to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank,
(b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, and (c) other indebtedness for capital expenditures, leases and investments permitted under Section 5.2 hereof.

      SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; nor permit any other WestCoast Entity to merge into or consolidate with any other entity (other than internal mergers or consolidations of one or more WestCoast Entities which do not result in any change in the beneficial ownership of such WestCoast Entities by Borrower); make any change in the nature of Borrower's business as conducted as of the date hereof that would materially adversely affect Borrower's operations, nor permit any other WestCoast Entity to make any change in the nature of such WestCoast Entity's business as conducted as of the date hereof that would materially adversely affect the operations of the WestCoast Entities on a consolidated basis; acquire all or substantially all of the assets of any other entity, nor permit any other WestCoast Entity to acquire all or substantially all of the assets of another entity except as permitted under Section 5.2 hereof; nor sell, lease, transfer or otherwise dispose of, nor permit any other WestCoast Entity to sell, lease, transfer or otherwise dispose of, assets having value in excess of ten percent (10%) of total assets of Borrower and the WestCoast Entities on a consolidated, book value basis, except: (a) in the ordinary course of business; (b) in connection with internal reorganizations that do not result in any change in beneficial ownership of such assets by Borrower; and (c) any other proposed sales, leases, transfers or dispositions by any WestCoast Entity publicly disclosed prior to the date hereof or disclosed to Bank in writing prior to the date hereof.

      SECTION 5.5. GUARANTIES. Guarantee or become liable in any way, nor permit any other WestCoast Entity to guarantee or become liable in any way, as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, any liabilities or obligations of any other person or entity, except: (a) any of the foregoing in favor of Bank; (b) guarantees or other liabilities entered into in connection with the Trust Preferred Offering; (c) guarantees of obligations of WestCoast Entities that are consolidated for tax and accounting purposes; and (d) guarantees of third party debt, so long as the liability under such guarantees does not at any time exceed $2,500,000.00 in the aggregate, nor pledge or hypothecate any assets of Borrower or any WestCoast Entity with a consolidated book value at any time in excess of $2,500,000.00 in the aggregate as security for, any liabilities or obligations of any other person or entity.

      SECTION 5.6. LOANS, ADVANCES. Make any loans or advances to any person or entity, nor permit any WestCoast Entity to make any loans or advances to any person or entity, except: (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof (including those contained in the financial statements delivered to Bank prior to the date hereof); (b) loans or advances by Borrower and/or the other WestCoast Entities not at any time to exceed $5,000,000.00 in the aggregate; and (c) loans or advances by any of the WestCoast Entities to any other WestCoast Entity that are consolidated for tax and accounting purposes.

      SECTION 5.7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist in favor of any other creditor a security interest in, or lien upon, all or any portion of Borrower's or any other WestCoast Entity's assets that constitute the collateral of Bank.


                                   ARTICLE VI
                                EVENTS OF DEFAULT

      SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

      (a) Borrower shall fail to pay within three (3) business days after the date due any principal, interest, fees or other amounts payable under any of the Loan Documents.

      (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

      (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence; provided, however, if such default which by its nature can be cured relates specifically to restoration or repair obligations for the Real Property Collateral, such default shall continue for a period of ninety (90) days from its occurrence;

      (d) Any default in the payment or performance of any obligation, or any defined event of default, by Borrower or any other WestCoast Entity under the terms of any contract or instrument involving obligations in excess of $5,000,000.00, individually or in the aggregate (other than any of the Loan Documents) pursuant to which Borrower or any WestCoast Entity has incurred any debt or other liability to any person or entity, including Bank.

      (e) The filing of a notice of judgment lien against Borrower or any other WestCoast Entity; or the recording of any abstract of judgment against Borrower or any other WestCoast Entity in any county in which Borrower or such WestCoast Entity has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any other WestCoast Entity; or the entry of a judgment against Borrower or any WestCoast Entity; provided, however, that such judgments, liens, levies, writs, executions and other process involve debts of or claims against Borrower or any other WestCoast Entity in excess of $5,000,000.00, individually or in the aggregate for all such judgments, liens, levies, writs, executions and other process against Borrower and any other WestCoast Entity combined, and within twenty (20) days after the creation thereof, or at least ten (10) days prior to the date on which any assets could be lawfully sold in satisfaction thereof, such debt or claim is not satisfied or stayed pending appeal and insured against in a manner satisfactory to Bank;.

      (f) Borrower or any other WestCoast Entity shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any other WestCoast Entity shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any other WestCoast Entity, or Borrower or any other WestCoast Entity shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any other WestCoast Entity shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any other WestCoast Entity by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

      (g) There shall exist or occur any event or condition which Bank reasonably and in good faith believes materially impairs, or is substantially likely to materially impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

      (h) The dissolution or liquidation of Borrower or any other WestCoast Entity, unless previously approved by Bank in writing; or Borrower or any other WestCoast Entity, or any of their respective directors, stockholders or members, shall take action reasonably likely to effect the dissolution or liquidation of Borrower or such WestCoast Entity without the prior written approval of Bank.

      (i) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in the Real Property Collateral, except for leases to third parties of portions of the Real Property Collateral in the ordinary course of business.

      (j) Bank, reasonably and in good faith, believes all or a material portion of the collateral described in Section 1.5 hereof to be in substantial danger of misuse, dissipation, commingling, loss, theft, damage or destruction or otherwise in substantial jeopardy.

      SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower;
(b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                   ARTICLE VII
                                  MISCELLANEOUS

      SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

      SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement or the other Loan Documents must be in writing delivered to each party at the following address:

      BORROWER       WESTCOAST HOSPITALITY CORPORATION
      AND ANY OTHER  201 W. North River Drive
      WESTCOAST      Spokane, Washington 99201
      ENTITY:


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
      BANK:              WELLS FARGO BANK, NATIONAL ASSOCIATION
                         221 N. Wall St., Suite 310
                         Spokane, Washington 99201

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

      SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all reasonable allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

      SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

      SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

      SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

      SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

      SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

      SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

      SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

      SECTION 7.11. ARBITRATION.

      (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

      (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Washington selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

      (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

      (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Washington or a neutral retired judge of the state or federal judiciary of Washington, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions, which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Washington and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Washington Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

      (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

      (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

      (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

      (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WESTCOAST HOSPITALITY                   WELLS FARGO BANK,
CORPORATION                              NATIONAL ASSOCIATION


By:                                     By:
   --------------------------               ------------------------------------
     Arthur M. Coffey                         Bruce Zavalney
     President and Chief                      Senior Relationship Manager
     Executive Officer

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